UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

SCHEDULE 13G
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2

(Amendment No.      )

Casper Sleep Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

147626 10 5

(CUSIP Number)

December 31, 2020

(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐                                    Rule 13d-1(b)

☐                                    Rule 13d-1(c)

☒                                 Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 147626 10 5		13 G	Page 2 of 16 Pages

1	NAMES OF REPORTING PERSONS. Institutional Venture Partners XV, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 2,415,973 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 2,415,973 shares (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,415,973 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.0% (3)
12	TYPE OF REPORTING PERSON* PN

(1)         This Schedule 13G is filed by the Reporting Persons.  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)         Includes (i) 2,405,396 shares held by IVP XV; and (ii) 10,577 shares held by IVP XV EF.  IVM XV serves as the sole general partner of IVP XV and IVP XV EF and has sole voting and investment control over the shares owned by IVP XV and IVP XV EF and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF.  IVM XV owns no securities of the Issuer directly.  Chaffee, Fogelsong, Harrick, Miller, Phelps, Maltz, Dash and Liaw are Managing Directors of IVM XV and share voting and dispositive power over the shares held by IVP XV and IVP XV EF, and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF.  The Managing Directors own no securities of the Issuer directly.

(3)         The percentage is based on 40,531,547 shares of Common Stock reported to be outstanding as of November 13, 2020 in the Issuer’s Form 10-Q for the quarterly period ended September 30, 2020 as filed with the Securities and Exchange Commission on November 16, 2020.

CUSIP NO. 147626 10 5		13 G	Page 3 of 16 Pages

1	NAMES OF REPORTING PERSONS. IVP XV Executive Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 2,415,973 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 2,415,973 shares (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,415,973 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.0% (3)
12	TYPE OF REPORTING PERSON* PN

(1)         This Schedule 13G is filed by the Reporting Persons.  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)         Includes (i) 2,405,396 shares held by IVP XV; and (ii) 10,577 shares held by IVP XV EF.  IVM XV serves as the sole general partner of IVP XV and IVP XV EF and has sole voting and investment control over the shares owned by IVP XV and IVP XV EF and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF.  IVM XV owns no securities of the Issuer directly.  Chaffee, Fogelsong, Harrick, Miller, Phelps, Maltz, Dash and Liaw are Managing Directors of IVM XV and share voting and dispositive power over the shares held by IVP XV and IVP XV EF, and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF.  The Managing Directors own no securities of the Issuer directly.

(3)         The percentage is based on 40,531,547 shares of Common Stock reported to be outstanding as of November 13, 2020 in the Issuer’s Form 10-Q for the quarterly period ended September 30, 2020 as filed with the Securities and Exchange Commission on November 16, 2020.

CUSIP NO. 147626 10 5		13 G	Page 4 of 16 Pages

1	NAMES OF REPORTING PERSONS Institutional Venture Management XV, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 2,415,973 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 2,415,973 shares (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,415,973 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.0% (3)
12	TYPE OF REPORTING PERSON* OO

(1)         This Schedule 13G is filed by the Reporting Persons.  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)         Includes (i) 2,405,396 shares held by IVP XV; and (ii) 10,577 shares held by IVP XV EF.  IVM XV serves as the sole general partner of IVP XV and IVP XV EF and has sole voting and investment control over the shares owned by IVP XV and IVP XV EF and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF.  IVM XV owns no securities of the Issuer directly.  Chaffee, Fogelsong, Harrick, Miller, Phelps, Maltz, Dash and Liaw are Managing Directors of IVM XV and share voting and dispositive power over the shares held by IVP XV and IVP XV EF, and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF.  The Managing Directors own no securities of the Issuer directly.

(3)         The percentage is based on 40,531,547 shares of Common Stock reported to be outstanding as of November 13, 2020 in the Issuer’s Form 10-Q for the quarterly period ended September 30, 2020 as filed with the Securities and Exchange Commission on November 16, 2020.

CUSIP NO. 147626 10 5		13 G	Page 5 of 16 Pages

1	NAMES OF REPORTING PERSONS Todd C. Chaffee
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 2,415,973 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 2,415,973 shares (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,415,973 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.0% (3)
12	TYPE OF REPORTING PERSON* IN

(1)         This Schedule 13G is filed by the Reporting Persons.  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)         Includes (i) 2,405,396 shares held by IVP XV; and (ii) 10,577 shares held by IVP XV EF.  IVM XV serves as the sole general partner of IVP XV and IVP XV EF and has sole voting and investment control over the shares owned by IVP XV and IVP XV EF and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF.  IVM XV owns no securities of the Issuer directly.  Chaffee, Fogelsong, Harrick, Miller, Phelps, Maltz, Dash and Liaw are Managing Directors of IVM XV and share voting and dispositive power over the shares held by IVP XV and IVP XV EF, and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF.  The Managing Directors own no securities of the Issuer directly.

(3)         The percentage is based on 40,531,547 shares of Common Stock reported to be outstanding as of November 13, 2020 in the Issuer’s Form 10-Q for the quarterly period ended September 30, 2020 as filed with the Securities and Exchange Commission on November 16, 2020.

CUSIP NO. 147626 10 5		13 G	Page 6 of 16 Pages

1	NAMES OF REPORTING PERSONS Norman A. Fogelsong
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 2,415,973 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 2,415,973 shares (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,415,973 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.0% (3)
12	TYPE OF REPORTING PERSON* IN

(1)         This Schedule 13G is filed by the Reporting Persons.  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)         Includes (i) 2,405,396 shares held by IVP XV; and (ii) 10,577 shares held by IVP XV EF.  IVM XV serves as the sole general partner of IVP XV and IVP XV EF and has sole voting and investment control over the shares owned by IVP XV and IVP XV EF and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF.  IVM XV owns no securities of the Issuer directly.  Chaffee, Fogelsong, Harrick, Miller, Phelps, Maltz, Dash and Liaw are Managing Directors of IVM XV and share voting and dispositive power over the shares held by IVP XV and IVP XV EF, and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF.  The Managing Directors own no securities of the Issuer directly.

(3)         The percentage is based on 40,531,547 shares of Common Stock reported to be outstanding as of November 13, 2020 in the Issuer’s Form 10-Q for the quarterly period ended September 30, 2020 as filed with the Securities and Exchange Commission on November 16, 2020.

CUSIP NO. 147626 10 5		13 G	Page 7 of 16 Pages

1	NAMES OF REPORTING PERSONS Stephen J. Harrick
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 2,415,973 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 2,415,973 shares (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,415,973 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.0% (3)
12	TYPE OF REPORTING PERSON* IN

(1)         This Schedule 13G is filed by the Reporting Persons.  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)         Includes (i) 2,405,396 shares held by IVP XV; and (ii) 10,577 shares held by IVP XV EF.  IVM XV serves as the sole general partner of IVP XV and IVP XV EF and has sole voting and investment control over the shares owned by IVP XV and IVP XV EF and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF.  IVM XV owns no securities of the Issuer directly.  Chaffee, Fogelsong, Harrick, Miller, Phelps, Maltz, Dash and Liaw are Managing Directors of IVM XV and share voting and dispositive power over the shares held by IVP XV and IVP XV EF, and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF.  The Managing Directors own no securities of the Issuer directly.

(3)         The percentage is based on 40,531,547 shares of Common Stock reported to be outstanding as of November 13, 2020 in the Issuer’s Form 10-Q for the quarterly period ended September 30, 2020 as filed with the Securities and Exchange Commission on November 16, 2020.

CUSIP NO. 147626 10 5		13 G	Page 8 of 16 Pages

1	NAMES OF REPORTING PERSONS J. Sanford Miller
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 2,415,973 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 2,415,973 shares (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,415,973 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.0% (3)
12	TYPE OF REPORTING PERSON* IN

(1)         This Schedule 13G is filed by the Reporting Persons.  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)         Includes (i) 2,405,396 shares held by IVP XV; and (ii) 10,577 shares held by IVP XV EF.  IVM XV serves as the sole general partner of IVP XV and IVP XV EF and has sole voting and investment control over the shares owned by IVP XV and IVP XV EF and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF.  IVM XV owns no securities of the Issuer directly.  Chaffee, Fogelsong, Harrick, Miller, Phelps, Maltz, Dash and Liaw are Managing Directors of IVM XV and share voting and dispositive power over the shares held by IVP XV and IVP XV EF, and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF.  The Managing Directors own no securities of the Issuer directly.

(3)         The percentage is based on 40,531,547 shares of Common Stock reported to be outstanding as of November 13, 2020 in the Issuer’s Form 10-Q for the quarterly period ended September 30, 2020 as filed with the Securities and Exchange Commission on November 16, 2020.

CUSIP NO. 147626 10 5		13 G	Page 9 of 16 Pages

1	NAMES OF REPORTING PERSONS Dennis B. Phelps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,250,000 shares (2)
	6	SHARED VOTING POWER 2,415,973 shares (3)
	7	SOLE DISPOSITIVE POWER 1,250,000 shares (2)
	8	SHARED DISPOSITIVE POWER 2,415,973 shares (3)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,665,973 shares (2)(3)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.0% (4)
12	TYPE OF REPORTING PERSON* IN

(1)         This Schedule 13G is filed by the Reporting Persons.  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)         Includes (i) 500,000 shares held by The Dennis B. Phelps Jr. Revocable Living Trust; (ii) and 750,000 shares held by the Dennis B. Phelps Jr. Charitable Remainder Trust.

(3)         Includes (i) 2,405,396 shares held by IVP XV; and (ii) 10,577 shares held by IVP XV EF.  IVM XV serves as the sole general partner of IVP XV and IVP XV EF and has sole voting and investment control over the shares owned by IVP XV and IVP XV EF and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF.  IVM XV owns no securities of the Issuer directly.  Chaffee, Fogelsong, Harrick, Miller, Phelps, Maltz, Dash and Liaw are Managing Directors of IVM XV and share voting and dispositive power over the shares held by IVP XV and IVP XV EF, and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF.  The Managing Directors own no securities of the Issuer directly.

(4)         The percentage is based on 40,531,547 shares of Common Stock reported to be outstanding as of November 13, 2020 in the Issuer’s Form 10-Q for the quarterly period ended September 30, 2020 as filed with the Securities and Exchange Commission on November 16, 2020.

CUSIP NO. 147626 10 5		13 G	Page 10 of 16 Pages

1	NAMES OF REPORTING PERSONS Jules A. Maltz
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 2,415,973 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 2,415,973 shares (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,415,973 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.0% (3)
12	TYPE OF REPORTING PERSON* IN

(1)         This Schedule 13G is filed by the Reporting Persons.  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)         Includes (i) 240,663 shares held by IVP XV, and (ii) 1,280 shares held by IVP XV EF.  IVM XV serves as the sole general partner of IVP XV and IVP XV EF and has sole voting and investment control over the shares owned by IVP XV and IVP XV EF and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF.  IVM XV owns no securities of the Issuer directly.  Chaffee, Fogelsong, Harrick, Miller, Phelps, Maltz, Dash and Liaw are Managing Directors of IVM XV and share voting and dispositive power over the shares held by IVP XV and IVP XV EF, and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF.  The Managing Directors own no securities of the Issuer directly.

(3)         The percentage is based on 40,531,547 shares of Common Stock reported to be outstanding as of November 13, 2020 in the Issuer’s Form 10-Q for the quarterly period ended September 30, 2020 as filed with the Securities and Exchange Commission on November 16, 2020.

CUSIP NO. 147626 10 5		13 G	Page 11 of 16 Pages

1	NAMES OF REPORTING PERSONS Somesh Dash
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 2,415,973 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 2,415,973 shares (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,415,973 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.0% (3)
12	TYPE OF REPORTING PERSON* IN

(1)         This Schedule 13G is filed by the Reporting Persons.  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)         Includes (i) 240,663 shares held by IVP XV, and (ii) 1,280 shares held by IVP XV EF.  IVM XV serves as the sole general partner of IVP XV and IVP XV EF and has sole voting and investment control over the shares owned by IVP XV and IVP XV EF and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF.  IVM XV owns no securities of the Issuer directly.  Chaffee, Fogelsong, Harrick, Miller, Phelps, Maltz, Dash and Liaw are Managing Directors of IVM XV and share voting and dispositive power over the shares held by IVP XV and IVP XV EF, and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF.  The Managing Directors own no securities of the Issuer directly.

(3)         The percentage is based on 40,531,547 shares of Common Stock reported to be outstanding as of November 13, 2020 in the Issuer’s Form 10-Q for the quarterly period ended September 30, 2020 as filed with the Securities and Exchange Commission on November 16, 2020.

CUSIP NO. 147626 10 5		13 G	Page 12 of 16 Pages

1	NAMES OF REPORTING PERSONS Eric Liaw
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 2,415,973 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 2,415,973 shares (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,415,973 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.0% (3)
12	TYPE OF REPORTING PERSON* IN

(1)         This Schedule 13G is filed by the Reporting Persons.  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)         Includes (i) 240,663 shares held by IVP XV, and (ii) 1,280 shares held by IVP XV EF.  IVM XV serves as the sole general partner of IVP XV and IVP XV EF and has sole voting and investment control over the shares owned by IVP XV and IVP XV EF and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF.  IVM XV owns no securities of the Issuer directly.  Chaffee, Fogelsong, Harrick, Miller, Phelps, Maltz, Dash and Liaw are Managing Directors of IVM XV and share voting and dispositive power over the shares held by IVP XV and IVP XV EF, and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF.  The Managing Directors own no securities of the Issuer directly.

(3)         The percentage is based on 40,531,547 shares of Common Stock reported to be outstanding as of November 13, 2020 in the Issuer’s Form 10-Q for the quarterly period ended September 30, 2020 as filed with the Securities and Exchange Commission on November 16, 2020.

Introductory Note:  This statement on Schedule 13G is filed by the Reporting Persons with the Commission in respect of shares of Common Stock (“Common Stock”), of Casper Sleep Inc., a Delaware corporation (the “Issuer”).

Item 1

(a)	Name of Issuer:	Casper Sleep Inc.

(b)	Address of Issuer’s
	Principal Executive Offices:	Three World Trade Center Floor 39
New York, New York 10007

Item 2

(a)                                 Name of Reporting Persons Filing:

1.                                      Institutional Venture Partners XV, L.P. (“IVP XV”)

2.                                      IVP XV Executive Fund, L.P. (“IVP XV EF”)

3.                                      Institutional Venture Management XV, LLC (“IVM XV”)

4.                                      Todd C. Chaffee (“Chaffee”)

5.                                      Norman A. Fogelsong (“Fogelsong”)

6.                                      Stephen J. Harrick (“Harrick”)

7.                                      J. Sanford Miller (“Miller”)

8.                                      Dennis B. Phelps (“Phelps”)

9.                                      Jules A. Maltz (“Maltz”)

10.                               Somesh Dash (“Dash”)

11.                               Eric Liaw (“Liaw”)

(b)	Address of Principal Business Office:	c/o Institutional Venture Partners
3000 Sand Hill Road, Building 2, Suite 250
Menlo Park, California 94025

(c)                                  Citizenship:

IVP XV	Delaware
IVP XV EF	Delaware
IVM XV	Delaware
Chaffee	United States of America
Fogelsong	United States of America
Harrick	United States of America
Miller	United States of America
Phelps	United States of America
Maltz	United States of America
Dash	United States of America
Liaw	United States of America

(d)                                 Title of Class of Securities:                Common Stock

(e)                                  CUSIP Number:   147626 10 5

Item 3                            Not applicable.

Item 4                            Ownership.

The following information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2020:

Reporting Persons	Shares Held Directly (1)	Sole Voting Power (1)	Shared Voting Power (1)	Sole Dispositive Power (1)	Shared Dispositive Power (1)	Beneficial Ownership (1)	Percentage of Class (1), (3)
IVP XV	2,405,396	0	2,415,973	0	2,415,973	2,415,973	6.0%
IVP XV EF	10,577	0	2,415,973	0	2,415,973	2,415,973	6.0%
IVM XV (2)	0	0	2,415,973	0	2,415,973	2,415,973	6.0%
Chaffee (2)	0	0	2,415,973	0	2,415,973	2,415,973	6.0%
Fogelsong (2)	0	0	2,415,973	0	2,415,973	2,415,973	6.0%
Harrick (2)	0	0	2,415,973	0	2,415,973	2,415,973	6.0%
Miller (2)	0	0	2,415,973	0	2,415,973	2,415,973	6.0%
Phelps (2)	1,250,000	1,250,000	2,415,973	1,250,000	2,415,973	3,665,973	9.0%
Maltz (2)	0	0	2,415,973	0	2,415,973	2,415,973	6.0%
Dash (2)	0	0	2,415,973	0	2,415,973	2,415,973	6.0%
Liaw (2)	0	0	2,415,973	0	2,415,973	2,415,973	6.0%

(1)         Represents the number of shares of Common Stock held by the Reporting Persons.

(2)         IVM XV serves as the sole general partner of IVP XV and IVP XV EF and has sole voting and investment control over the shares owned by IVP XV and IVP XV EF and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF.  IVM XV owns no securities of the Issuer directly.  Chaffee, Fogelsong, Harrick, Miller, Phelps, Maltz, Dash and Liaw are Managing Directors of IVM XV and share voting and dispositive power over the shares held by IVP XV and IVP XV EF, and may be deemed to own beneficially the shares held by IVP XV and IVP XV EF.  The Managing Directors own no securities of the Issuer directly.

(3)         The percentage is based on 40,531,547 shares of Common Stock reported to be outstanding as of November 13, 2020 in the Issuer’s Form 10-Q for the quarterly period ended September 30, 2020 as filed with the Securities and Exchange Commission on November 16, 2020.

Item 5            Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☐

Item 6                                    Ownership of More Than Five Percent on Behalf of Another Person.

Not applicable.

Item 7                                    Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8                                    Identification and Classification of Members of the Group.

Not applicable.

Item 9                                    Notice of Dissolution of Group.

Not applicable.

Item 10          Certification.

Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in the attached statement on Schedule 13G is true, complete and correct.

Dated: February 16, 2021

INSTITUTIONAL VENTURE PARTNERS XV, L.P.

IVP XV EXECUTIVE FUND, L.P.

By: Institutional Venture Management XV, LLC

Its: General Partner

By:	/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact

INSTITUTIONAL VENTURE MANAGEMENT XV, LLC

By:	/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact

/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact for Todd C. Chaffee

/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact for Norman A. Fogelsong

/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact for Stephen J. Harrick

/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact for J. Sanford Miller

/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact for Dennis B. Phelps

/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact for Jules A. Maltz

/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact for Somesh Dash

/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact for Eric Liaw

Exhibit(s):

A:            Joint Filing Statement

CUSIP No. 147626 10 5	13G	Exhibit 99.1

EXHIBIT A

JOINT FILING STATEMENT

We, the undersigned, hereby express our agreement that the attached statement on Schedule 13G relating to the Common Stock of Casper Sleep Inc. is filed on behalf of each of us.

Dated: February 16, 2021

INSTITUTIONAL VENTURE PARTNERS XV, L.P.

IVP XV EXECUTIVE FUND, L.P.

By: Institutional Venture Management XV, LLC

Its: General Partner

By:	/s/ Tracy Hogan-
Tracy Hogan, Attorney-in-Fact

INSTITUTIONAL VENTURE MANAGEMENT XV, LLC

By:	/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact

/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact for Todd C. Chaffee

/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact for Norman A. Fogelsong

/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact for Stephen J. Harrick

/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact for J. Sanford Miller

/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact for Dennis B. Phelps

/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact for Jules A. Maltz

/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact for Somesh Dash

/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact for Eric Liaw